UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Fidelity National Financial, Inc.
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FIDELITY NATIONAL FINANCIAL, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2017

The following information relates to the definitive proxy statement of Fidelity National Financial, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 26, 2017 (the “Proxy Statement”) in connection with the Company’s 2017 Annual Meeting of Shareholders to be held on June 14, 2017 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 (the “Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. The information contained in this Supplement modifies and supersedes any inconsistent information contained in the Proxy Statement.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Except as supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged. We urge you to read this Supplement carefully and in its entirety together with the Proxy Statement. This Supplement will also be made available through the Investor Relations page of our website at www.fnf.com and with our current proxy materials at www.proxyvote.com.

The Company is providing this supplemental disclosure to our shareholders to disclose that during 2016 William P. Foley, II, the Chairman of the Company’s Board of Directors, was granted 133,333 options to purchase shares of common stock of Digital Insurance Holdings, Inc., a subsidiary of the Company (“OneDigital”), with a grant date fair value of $557,332, and Brent B. Bickett, the Company’s Executive Vice President, Corporate Strategy, was granted 55,556 options to purchase shares of Digital common stock, with a grant date fair value of $232,224. Messrs. Foley and Bickett are members of the board of directors of OneDigital.  Both grants were made pursuant to the Digital Insurance Holdings, Inc. Omnibus Equity Incentive Plan. This information was not reflected in the Proxy Statement.  The Company also is providing this supplemental disclosure to include information on an additional shareholder which beneficially owned 5% or more of the outstanding shares of our FNFV Group common stock as of December 31, 2016 that was not provided in the Proxy Statement.

SUPPLEMENTAL EXECUTIVE COMPENSATION INFORMATION

The following disclosures amend the previous disclosures with respect to the compensation of each of Messrs. Foley and Bickett contained in the Proxy Statement, to the extent that such disclosures were affected by the grants described above. In each case the amendments to such disclosures are indicated in bold face.

1.                                      Revisions to the paragraph on page 22 of the Proxy Statement under the heading “Summary of Compensation Earned at FNF”

As shown in the tables below, which reflect the compensation earned by Mr. Foley as Executive Chairman (during the first eight days of 2016) and non-executive Chairman of FNF (for the remainder of 2016), and as Executive Chairman of Black Knight, only approximately 19% of Mr. Foley’s compensation disclosed in the discussion and tables that follow was earned as Executive Chairman and non-executive Chairman of FNF. Mr. Foley also received a stock option award in 2016 from OneDigital, an FNF subsidiary, for his services as a director of OneDigital. The OneDigital option grant, which had a grant date fair value of $557,332, is not reflected in the following tables. The remainder was earned for his services as Executive Chairman of Black Knight and was paid by Black Knight. Details relating to the compensation Mr. Foley earned as Executive Chairman of Black Knight can be found in Black Knight’s Annual Proxy Statement for its 2017 annual meeting of shareholders.

2.             Revisions to the first two rows in the table on page 24 of the Proxy Statement

Areas of Improvement	Improvements
Mr. Foley’s Pay Continues to Decline and is Now Largely Allocable to BKFS Service

Following a significant reduction in Mr. Foley’s total compensation in 2015, his compensation was further reduced in 2016. As disclosed in the “Summary Compensation Table,” Mr. Foley’s total compensation in 2016 was just under $15 million, 4.4% lower than his 2015 total compensation of $15.7 million, and 81% lower than his 2014 total compensation of $80.3 million. Moreover, Mr. Foley’s total compensation for 2016 paid by FNF for his services as non-executive Chairman of FNF and FNFV was $2.7 million, 36% of our CEO’s total compensation for 2016.

Pay Programs Have Been Simplified

We also simplified our compensation programs. In 2016, our named executive officers earned base salary, an annual performance-based cash incentive, restricted stock awards and standard employee benefits. For Mr. Foley, his compensation by FNF is connected with his service as our non-executive Chairman and included a Chairman retainer, meeting fees and a restricted stock award, as well as a payment under the Investment Success Plan relating to a release from escrow of amounts relating to the 2014 purchase of Comdata by Fleetcor. Further, in 2016, other than the option grants made to Messrs. Foley and Bickett by OneDigital for their services as directors of that company, our named executive officers’ long-term equity awards consisted only of restricted stock awards, rather than a combination of options, restricted stock and profits interests, and, except for one-time time-based grants made to Messrs. Jewkes and Nolan in connection with their execution of new employment agreements relating to their new roles and agreement to a non-compete, all of the restricted stock awards had performance-based vesting conditions.

3.                                      Revisions to the first paragraph and table under the heading “COMPONENTS OF TOTAL COMPENSATION AND PAY MIX” on pages 27 and 28 of the Proxy Statement

We compensate our executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives tied to each of our tracking stocks, as well as through investment or business-specific incentives such as the Investment Success Incentive Program. Messrs. Foley and Bickett also received option grants from OneDigital for their services as directors of that entity. We also provide our executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The following table provides information regarding the elements of compensation provided to our named executive officers in 2016:

Category of Compensation	Type of Compensation	Purpose of the Compensation
Cash Compensation:	Salary*	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and helps attract and retain key employees.
Short-term Performance-based Cash Incentives:	Annual Cash Incentive Relating to Our Core Operations**	Cash incentives under the FNF annual incentive plan are designed to motivate our employees to work towards achieving our key annual adjusted title revenue and adjusted pre-tax title margin goals.
Long-term Equity Incentives:	Performance-Based FNF Group Restricted Stock***

These are awards of our FNF Group common stock. Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to our adjusted pre-tax title margin and to the long-term financial interests of FNF Group shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.

Investment/Business Specific Incentives:	Investment Success Incentive Program

Our Investment Success Incentive Program is designed to help us maximize our return on investment in the FNFV companies and investments by aligning a significant portion of the executive’s long-term incentive compensation with our return related to the investments. The purpose of the programs is to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns.
Benefits & Other:	ESPP, 401(k) Plan, health insurance and other benefits

Our named executive officers’ benefits generally mirror our company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are eligible to travel on our corporate aircraft. We require that Mr. Foley travel on our corporate aircraft.

*              Mr. Foley received an annual retainer and board meeting fees consistent with those paid to our other non-executive directors, not a salary, for his service as non-executive Chairman of the FNF Board of Directors in 2016. He received a salary from Black Knight for his services as Executive Chairman of the Black Knight Board of Directors in 2016.

**           In 2016, Mr. Foley participated in Black Knight’s annual cash incentive plan, but he did not participate in FNF’s annual cash incentive plan.

***         Messrs. Foley and Bickett also received option grants from OneDigital for their services as directors of that entity. These option grants are described below under the heading “Long-Term Equity Incentives.”

4.             Revisions to the discussion on page 34 of the Proxy Statement under the heading “Long-Term Equity Incentives”

The following paragraph is added to the end of the discussion:

Messrs. Foley and Bickett also received option grants in February 2016 from OneDigital for their services as directors of that entity.  The options contain both service and performance-based vesting conditions and were intended to help retain Messrs. Foley and Bickett and to reward achievement of performance objectives, with 25% of the options eligible to vest on each of the four anniversaries of the grant date, subject to continued service on the board and satisfaction of specified performance objectives based on OneDigital’s financial performance for the calendar years 2016, 2017 and 2018. Mr. Foley was granted 133,333 options with a grant date fair value of $557,332, and Mr. Bickett was granted 55,556 options, with a grant date fair value of $232,224. Both grants were made pursuant to the Digital Insurance Holdings, Inc. Omnibus Equity Incentive Plan.

5.             Revisions to Executive Compensation Disclosure Tables

The following table replaces the Summary Compensation Table and footnotes contained on pages 42-43 of the Proxy Statement.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Raymond R. Quirk	2016	831,692	—	4,249,986	—		2,382,977	233,402	7,698,057
Chief Executive Officer	2015	780,000	—	2,613,000	1,150,600		2,298,016	258,161	7,099,777
	2014	769,133	—	3,870,015	821,559		3,308,148	292,465	9,061,320
Anthony J. Park	2016	483,000	—	1,099,990	—		984,952	122,161	2,690,103
Executive Vice President and	2015	435,000	—	731,640	261,500		913,666	146,139	2,487,945
Chief Financial Officer	2014	435,069	—	1,546,195	102,695		3,005,351	146,569	5,235,879
Michael J. Nolan	2016	557,308	—	1,805,263	—		1,369,806	64,726	3,797,103
President
Roger Jewkes	2016	630,000	—	1,604,167	—		1,515,074	278,616	4,027,857
Chief Operating Officer
Brent B. Bickett	2016	550,500	—	1,515,538	232,224	(5)	1,719,663	220,727	4,238,652
Executive Vice President,	2015	550,500	—	1,045,200	470,700		1,918,046	349,363	4,333,809
Corporate Strategy	2014	550,558	—	3,498,680	235,402		5,100,491	223,533	9,608,664
William P. Foley, II	2016	624,038	—	7,599,991	557,332	(5)	4,875,000	1,342,022	14,998,383
Chairman of the Board(6)	2015	850,000	—	5,226,000	2,301,200		6,446,075	844,838	15,668,113
	2014	850,030	—	35,151,870	866,581		42,665,398	791,434	80,325,313

(1)                                  Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP, or deferred compensation plans. The amount for Mr. Foley for 2016 includes salary of $31,470 for his services as Chairman of the FNF Board of Directors and $592,568 in salary paid by Black Knight for his service as Executive Chairman of the Black Knight Board of Directors.

(2)                                  Represents the grant date fair value of FNF Group restricted stock awards granted in 2016 computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017. The FNF Group restricted stock awards are performance-based except that Mr. Jewkes and Mr. Nolan also received a time-based restricted stock grant on March 4, 2016 and March 3, 2016 respectively. For Mr. Foley, the amount shown also reflects the grant date fair value of Black Knight restricted stock awards granted in 2016 computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note O to Black Knight’s audited financial statements for the fiscal year ended December 31, 2016 included in their Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2017. The grant date fair value of Mr. Foley’s 2016 FNF Group restricted stock award was $599,998, and the grant date fair value of Mr. Foley’s 2016 Black Knight restricted stock award was $6,999,993.

(3)                                  Represents performance-based compensation earned in 2016 under the FNF annual incentive plan by each executive other than Mr. Foley, and the Investment Success Incentive Program by Messrs. Park, Bickett and Foley. For Mr. Foley, the amount reflects the amount earned under Black Knight’s annual incentive plan.

(4)                                  Amounts shown for 2016 include matching contributions to our ESPP; dividends paid on restricted stock that vested in 2016; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of a company airplane; automobile allowance; matching contributions to our 401(k) plan; and, for Mr. Foley, FNF director meeting fees consistent with those paid to our other non-executive directors, a board retainer fee for services to both the FNF and FNFV businesses, and matching contributions under the Black Knight ESPP.

	Quirk ($)	Park ($)	Nolan ($)	Bickett ($)	Jewkes ($)	Foley ($)
ESPP Matching Contributions—FNF	40,500	33,880	12,981	42,875	49,067	63,137
ESPP Matching Contributions—Black Knight	—	—	—	—	—	3,065
Restricted Stock Dividends*	143,093	28,513	45,395	58,157	55,870	—
Life Insurance Premiums	1,854	207	387	207	387	321
Personal Airplane Use—FNF	4,475	—	—	59,927	107,731	294,679
Personal Airplane Use—Black Knight	—	—	—	—	—	147,340
Executive Medical	37,517	53,598	—	53,598	53,598	37,517
Company match—401(k)	5,963	5,963	5,963	5,963	5,963	5,963
Automobile Allowance	—	—	—	—	6,000	—
FNF Board Meeting Fees	—	—	—	—	—	10,000
FNF and FNFV Board Retainer	—	—	—	—	—	780,000

*                                         Dividends are subject to the same underlying performance-based vesting requirements applicable to the restricted stock awards.

(5)                                  Represents the grant date fair value of options to purchase shares of OneDigital common stock granted in 2016 computed in accordance with ASC Topic 718 using the Black Scholes option pricing model based on the probable outcome of the performance conditions of these awards as of the grant date, excluding forfeiture assumptions. For more information regarding the vesting terms of the options and assumptions used in determining grant date fair value, see footnote 5 to the Grants of Plan-Based Awards table.

(6)                                  See the tables in the discussion under the heading “Changes to our Chairman’s Duties and Compensation in 2016” in the Compensation Discussion & Analysis section of this proxy for details regarding the amount of Mr. Foley’s 2016 compensation provided by FNF and Black Knight.

The following table replaces the Grants of Plan-Based Awards Table and footnotes contained on page 44 of the Proxy Statement.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			(j) All Other Stock Awards: Number of Shares of	(k) Grant Date Fair Value of Stock and
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)	(g) Threshold (#)	(h) Target (#)	(i) Maximum (#)	Stock or Units (#)(3)	Option Awards ($)(4)
Raymond R. Quirk	12/21/2016	FNF Group Performance-Based Restricted Stock	—	—	—	—	122,903	—	—	4,249,986
		FNF Annual Incentive Plan	637,500	1,275,000	2,550,000	—	—	—	—	—
Anthony J. Park	12/21/2016	FNF Group Performance-Based Restricted Stock	—	—	—	—	31,810	—	—	1,099,990
		FNF Annual Incentive Plan	250,000	500,000	1,000,000	—	—	—	—	—
Brent B. Bickett	12/21/2016	FNF Group Performance-Based Restricted Stock	—	—	—	—	43,827	—	—	1,515,538
		FNF Annual Incentive Plan	412,875	825,750	1,651,500	—	—	—	—	—
	2/3/2016	OneDigital Options	—	—	—	—	55,556	—	—	232,224	(5)
Roger Jewkes	03/04/16	FNF Time-Based Restricted Stock	—	—	—	—	—	—	3,067	100,015
	12/21/2016	FNF Group Performance-Based Restricted Stock	—	—	—	—	43,378	—	—	1,500,011
		FNF Annual Incentive Plan	393,750	787,500	1,575,000	—	—	—	—	—
Michael J. Nolan	03/03/16	FNF Group Time-Based Restricted Stock							3,100	100,006
	12/21/2016	FNF Group Performance-Based Restricted Stock	—	—	—	—	49,161	—	—	1,699,987
		FNF Annual Incentive Plan	359,375	718,750	1,437,500	—	—	—	—	—
William P. Foley, II	12/21/2016	FNF Group Performance-Based Restricted Stock	—	—	—	—	17,351	—	—	599,998
		Black Knight Annual Incentive Plan	750,000	1,500,000	4,500,000	—	—	—	—	—
	2/3/2016	Black Knight Performance-Based Restricted Stock	—	—	—	—	247,437	—	—	6,999,993
	2/3/2016	OneDigital Options	—	—	—	—	133,333	—	—	557,332	(5)

(1)                                      With respect to the FNF and Black Knight annual incentive plans, the amount shown in column (d) is 50% of the target amount shown in column (e), and the amount in column (f) is 200% and 300% of the target amount shown in column (e) for FNF and Black Knight, respectively.

(2)                                      The amounts shown in column (h) reflect the number of shares of FNF Group performance-based restricted stock granted to each named executive officer under our omnibus plan and the number of options granted to Messrs. Bickett and Foley under the Digital Insurance Holdings, Inc. Omnibus Equity Incentive Plan. The amount shown in column (h) for Mr. Foley also reflects the number of shares of Black Knight performance-based restricted stock granted under Black Knight’s omnibus incentive plan.

(3)                                      The amounts shown in column (j) reflect the number of shares of FNF Group time-based restricted stock granted to Messrs. Jewkes and Nolan under our omnibus plan.

(4)                                      The amounts shown in column (k) represent the grant date fair value of each award based upon the following per share grant date fair values: FNF Group Performance-Based Restricted Stock ($34.58), Black Knight Performance-Based Restricted Stock ($28.29), the FNF Group Time-Based Restricted Stock ($32.26 for Michael J. Nolan’s award and $32.61 for Roger Jewkes’ award) and the OneDigital options ($4.18).

(5)                                      Represents the grant date fair value of options to purchase shares of OneDigital common stock granted in 2016 computed in accordance with ASC Topic 718 using the Black Scholes option pricing model based on the probable outcome of the performance conditions of these awards as of the grant date, excluding forfeiture assumptions. The options vest based on the individual’s continued service as a director (or employee) of OneDigital over a four-year period and OneDigital’s achievement of certain financial targets over a three-year period (EBITDA of $30m, $35m and $40m in 2016, 2017 and 2018, respectively). The assumptions used in the Black-Scholes model include: volatility (23%), dividend yield (0%), expected term of the options (6 years) and risk free rate (1.98%). In determining volatility, OneDigital based volatility on the average volatilities of similar entities for an appropriate period based on the term of the options. The dividend yield was determined to be 0%, as OneDigital does not expect to maintain a quarterly dividend for the near future. For the expected term of the options, OneDigital considered the historical exercising patterns of holders of similar stock options, as well as additional analysis. The risk free rate is based on yields of five- and seven-year U.S. Treasury constant maturity securities as of the valuation date. The assumed probable outcome of the performance goals was that the performance goals would be achieved in full.

The following table is added to the end of page 46 of the Proxy Statement.

Outstanding OneDigital Options at Fiscal Year End

Name	Grant Date	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(2)	Option Exercise Price($)	Option Expiration Date
Brent B. Bickett	2/3/2016	18,519	37,037	$15.13	2/3/2026
William P. Foley, II	2/3/2016	44,444	88,889	$15.13	2/3/2026

(1) The options vest based on the individual’s continued service as a director (or employee) of OneDigital over a four-year period and OneDigital’s achievement of certain financial targets over a three-year period (EBITDA of $30m, $35m and $40m in 2016, 2017 and 2018, respectively).

(2) Based on the achievement of the EBITDA threshold during the year ended December 31, 2016, one third of Messrs.’ Bickett’s and Foley’s options were considered earned but not vested as of December 31, 2016; the remaining two-thirds were considered unearned and not vested.

SUPPLEMENTAL INFORMATION REGARDING SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS

The Company is providing below information regarding an additional shareholder which beneficially owned 5% or more of the outstanding shares of our FNFV Group common stock as of December 31, 2016. Highfields Capital Management LP filed a Schedule 13G in February 2016 disclosing its beneficial ownership in excess of 5% of the outstanding shares of FNFV Group common stock, but such ownership information was inadvertently omitted from the Proxy Statement. The ownership information for Highfields Capital Management LP is included in the following table, which replaces the table appearing on page 16 of the Proxy Statement.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our FNF Group stock and FNFV Group stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Title of Series	Shares Beneficially Owned(1)	Percent of Series(2)
BlackRock, Inc.	FNF Group	14,224,194	5.2%
55 East 52nd Street, New York, NY 10022	FNFV Group	5,123,411	7.7%
Eminence Capital, LP	FNF Group	—	—
65 East 55th St., 25th Floor, New York, NY 10022	FNFV Group	6,118,805	9.2%
FMR LLC	FNF Group	15,095,099	5.5%
245 Summer Street, Boston, MA 02210	FNFV Group	—	—
Highfields Capital Management LP	FNF Group	—	—
200 Clarendon Street, 59th Floor, Boston, MA 02116	FNFV Group	4,400,457	6.6%
River Road Asset Management, LLC	FNF Group	—	—
462 S. 4th Street, Suite 2000, Louisville, KY 40202	FNFV Group	5,089,996	7.7%
T. Rowe Price Associates, Inc.	FNF Group	25,368,244	9.3%
100 E. Pratt Street, Baltimore, MD 21202	FNFV Group	—	—
The Vanguard Group	FNF Group	20,739,461	7.6%
100 Vanguard Boulevard, Malvern, PA 19355	FNFV Group	5,094,777	7.7%

(1)                                 Based on information as of December 31, 2016 that has been publicly filed with the SEC on Schedule 13D or Schedule 13G.

(2)                                 Applicable percentages based on shares of our FNF Group common stock and FNFV Group common stock outstanding as of April 17, 2017.

*          *          *

Except as specifically set forth above, this Supplement does not modify or update any other disclosures presented in the Proxy Statement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Any vote previously entered, either by mailing a proxy card, over the Internet or by telephone, “FOR,” “AGAINST” or “ABSTAIN” or “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN,” as applicable, on any proposal to be voted upon at the Annual Meeting will be counted as a “FOR,” “AGAINST” or “ABSTAIN” or “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN,” as applicable, vote on such proposal at the Annual Meeting. If you have already returned your proxy card or voted your proxy over the Internet or by telephone, and would like to change your vote on any matter, you may revoke your proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. If you hold your shares through a broker or bank you must contact them in order to find out how to change your vote.